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                                                                 EXHIBIT 23(a)


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
The Netplex Group, Inc.:

We have issued our report dated March 1, 2000 (except for Note 20, as to which the date is March 30, 2000) accompanying the consolidated financial statements and the schedule of The Netplex Group, Inc. contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption "Experts."



/s/  Grant Thornton LLP
Vienna, Virginia
August 8, 2000